Exhibit 99.1

Timberland Reports Second-Quarter 2009 Results

STRATHAM, N.H.--(BUSINESS WIRE)--July 29, 2009--The Timberland Company (NYSE: TBL) today reported a second-quarter 2009 net loss of $19.2 million and a loss per share of ($0.34). These results compare to a second-quarter 2008 net loss of $18.9 million and a loss per share of ($0.32).

Second-Quarter 2009 Results Summary:

  Revenue declined 14.4% to $179.7 million for the quarter, reflecting declines in Timberland® brand apparel and casual footwear. Foreign exchange rate changes decreased second-quarter 2009 revenue by approximately $11 million, or 5.3%, due to the strengthening of the U.S. dollar relative to the British Pound and the Euro.
  North America revenue declined 13.3% to $86.3 million, reflecting soft consumer spending in the U.S. Europe revenue decreased 16.6% to $65.7 million but was down only 2.5% on a constant dollar basis. European results reflect declines in the apparel, outdoor performance and casual footwear businesses, partially offset by strong sales of men’s and women’s boots. Asia revenue decreased 12.3% to $27.7 million, and decreased 13.3% on a constant dollar basis, driven by declines in casual footwear and apparel, partially offset by strengthening of the men’s and women’s boots businesses.
  Global footwear revenue decreased 11.2% to $127.0 million, primarily due to declines in the casual footwear business, which offset strength in the boots business in the European and Asian markets. Apparel and accessories revenue decreased 24.6% to $47.2 million, primarily due to softness in the European market.
  Global wholesale revenue decreased 20.3% to $108.4 million, in part reflecting global financial and credit market challenges that have caused customers to reduce inventory levels and to shift from placing future orders to placing at-once orders. Worldwide consumer direct revenue decreased 3.5% to $71.3 million, reflecting the adverse impact of a stronger U.S. dollar and a difficult worldwide retail environment.

  Operating loss for the second quarter of 2009 was $36.4 million, compared to a loss of $30.0 million in the prior year period. In the quarter, there was no material impact from foreign exchange on operating income.
  In the second quarter of 2009, the effective tax rate was 44.3% compared to 36.0% in the second quarter of 2008. For the full-year 2009, the Company anticipates that its effective tax rate will be approximately 33%.
  In connection with its stock buyback program, Timberland repurchased approximately 700 thousand shares in the second quarter of 2009 at a cost of approximately $10 million.
  Timberland ended the quarter with $183.9 million in cash and no debt. Inventory at quarter end was $180.4 million, down 7.5% versus 2008 second-quarter levels, reflecting the Company’s focus on maintaining clean inventory levels in the face of challenging market conditions. Accounts receivable decreased 17.6% to $100.1 million, compared to the prior year.

The Company anticipates that the back half of 2009 will continue to be challenging due to the low levels of consumer confidence and the financial health of the global economy. Given the continued volatile nature of current economic conditions, the Company continues to believe there is not sufficient visibility to set expectations for the remainder of 2009.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, "The first half of 2009 has presented us with unprecedented challenges in the marketplace. We have tackled the challenges by sharpening our efforts to improve the overall efficiency of the organization, while recognizing that we must continue to invest in the long-term health of the brand. The strength of our balance sheet and our overall liquidity are a real strategic advantage in this environment. We will continue to invest in key areas such as product development and marketing that will build the overall health of the Timberland® brand and franchise and leave us well-positioned when the global economy improves.”

Note that comments made by the Company and Mr. Swartz are based on current expectations. These comments may be forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss second-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 80625518. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, howies®, Mountain Athletics® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

Certain statements in this press release may be forward looking or “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding Timberland’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause Timberland’s results to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) Timberland’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) Timberland’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in Timberland’s most recent Annual Report on Form 10-K and other filings we make with the SEC. Timberland undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release includes discussion of constant dollar revenue change (which excludes the impact of changes in foreign currency exchange rates), which is a non-GAAP measure. As required by SEC rules, the Company has provided reconciliations of this measure on attached tables that follow its financial statements. Additional required information regarding this non-GAAP measure is located in the Form 8-K furnished to the SEC on July 29, 2009.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	July 3, 2009	December 31, 2008	June 27, 2008
Assets
Current assets
Cash and equivalents	$183,919	$217,189	$152,764
Accounts receivable, net	100,126	168,666	121,482
Inventory, net	180,392	179,688	195,015
Prepaid expense	35,121	37,139	44,011
Prepaid income taxes	24,720	16,687	20,776
Deferred income taxes	19,024	23,425	21,822
Derivative assets	2,284	7,109	-
Total current assets	545,586	649,903	555,870

Property, plant and equipment, net	74,185	78,526	84,553
Deferred income taxes	17,480	18,528	19,178
Goodwill and intangible assets, net	90,442	91,866	97,655
Other assets, net	14,971	10,576	10,586

Total assets	$742,664	$849,399	$767,842

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$71,423	$96,901	$74,734
Accrued expense and other current liabilities	76,659	112,090	81,307
Income taxes payable	533	20,697	2,528
Derivative liabilities	4,565	2,386	6,594
Total current liabilities	153,180	232,074	165,163

Other long-term liabilities	35,809	40,787	41,474

Stockholders’ equity	553,675	576,538	561,205

Total liabilities and stockholders’ equity	$742,664	$849,399	$767,842

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Six Months Ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Revenue	$179,702	$209,916	$476,350	$550,318
Cost of goods sold	104,194	117,716	264,153	300,514

Gross profit	75,508	92,200	212,197	249,804

Operating expense
Selling	85,027	95,317	177,295	201,439
General and administrative	26,896	26,539	52,313	54,227
Impairment of intangible asset	-	-	925	-
Restructuring and related costs	(17)	317	(121)	869
Total operating expense	111,906	122,173	230,412	256,535

Operating loss	(36,398)	(29,973)	(18,215)	(6,731)

Other income/(expense)
Interest income, net	182	776	501	1,344
Other income/(expense), net	1,666	(379)	1,003	5,383
Total other income, net	1,848	397	1,504	6,727

Loss before provision for income taxes	(34,550)	(29,576)	(16,711)	(4)

Income tax (benefit)/provision	(15,306)	(10,647)	(13,344)	886

Net loss	($19,244)	($18,929)	($3,367)	($890)

Loss per share
Basic	($0.34)	($0.32)	($0.06)	($0.02)
Diluted	($0.34)	($0.32)	($0.06)	($0.02)
Weighted-average shares outstanding
Basic	56,273	58,932	56,695	59,269
Diluted	56,273	58,932	56,695	59,269

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Six Months Ended
	July 3, 2009	June 27, 2008
Cash flows from operating activities:
Net loss	($3,367)	($890)
Adjustments to reconcile net loss to net cash (used)/provided by operating activities:
Deferred income taxes	5,224	3,377
Share-based compensation	2,580	4,218
Depreciation and other amortization	14,339	16,124
Provision for losses on accounts receivable	1,564	1,974
Provision for intangible asset impairment	925	-
Tax expense from share-based compensation, net of excess benefit	(444)	(335)
Unrealized loss on derivatives	289	16
Other non-cash charges, net	514	1,992
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	67,098	69,457
Inventory	1,089	8,420
Prepaid expense	(1,802)	72
Accounts payable	(25,977)	(12,007)
Accrued expense	(35,674)	(32,056)
Prepaid income taxes	(8,032)	(3,415)
Income taxes payable	(24,678)	(15,068)
Other liabilities	(226)	(1,973)
Net cash (used)/provided by operating activities	(6,578)	39,906

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(1,554)	-
Additions to property, plant and equipment	(7,757)	(10,332)
Other	(380)	2,909
Net cash used by investing activities	(9,691)	(7,423)

Cash flows from financing activities:
Common stock repurchases	(19,388)	(24,983)
Issuance of common stock	1,373	823
Excess tax benefit from stock option and employee stock purchase plans	133	179
Other	(177)	-
Net cash used by financing activities	(18,059)	(23,981)

Effect of exchange rate changes on cash and equivalents	1,058	988

Net (decrease)/increase in cash and equivalents	(33,270)	9,490
Cash and equivalents at beginning of period	217,189	143,274
Cash and equivalents at end of period	$183,919	$152,764

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended			For the Six Months Ended
	July 3, 2009	June 27, 2008	% Change	July 3, 2009	June 27, 2008	% Change

Revenue by Segment:
North America	$86,314	$99,556	-13.3%	$206,172	$237,286	-13.1%
Europe	65,681	78,760	-16.6%	205,669	243,511	-15.5%
Asia	27,707	31,600	-12.3%	64,509	69,521	-7.2%
Total Revenue	$179,702	$209,916	-14.4%	$476,350	$550,318	-13.4%

Revenue by Product:
Footwear	$126,954	$142,935	-11.2%	$338,595	$379,551	-10.8%
Apparel and Accessories	47,241	62,635	-24.6%	125,905	160,558	-21.6%
Royalty and Other	5,507	4,346	26.7%	11,850	10,209	16.1%

Revenue by Channel:
Wholesale	$108,417	$136,077	-20.3%	$327,042	$391,598	-16.5%
Consumer Direct	71,285	73,839	-3.5%	149,308	158,720	-5.9%

Comparable Store Sales:
Domestic Retail	-8.2%	-8.0%		-9.0%	-3.0%
Global Retail	-2.5%	-1.1%		-2.1%	2.4%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:

	For the Quarter Ended		For the Six Months Ended
	July 3, 2009		July 3, 2009
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($30,214)	-14.4%	($73,968)	-13.4%
Decrease due to foreign exchange rate changes	(11,173)	-5.3%	(32,772)	-5.9%
Revenue decrease in constant dollars	($19,041)	-9.1%	($41,196)	-7.5%

North America Revenue Reconciliation:

	For the Quarter Ended		For the Six Months Ended
	July 3, 2009		July 3, 2009
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($13,242)	-13.3%	($31,114)	-13.1%
Decrease due to foreign exchange rate changes	(416)	-0.4%	(1,343)	-0.6%
Revenue decrease in constant dollars	($12,826)	-12.9%	($29,771)	-12.5%

Europe Revenue Reconciliation:

	For the Quarter Ended		For the Six Months Ended
	July 3, 2009		July 3, 2009
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($13,079)	-16.6%	($37,842)	-15.5%
Decrease due to foreign exchange rate changes	(11,084)	-14.1%	(33,007)	-13.5%
Revenue decrease in constant dollars	($1,995)	-2.5%	($4,835)	-2.0%

Asia Revenue Reconciliation:

	For the Quarter Ended		For the Six Months Ended
	July 3, 2009		July 3, 2009
	$ Change	% Change	$ Change	% Change
Revenue decrease (GAAP)	($3,893)	-12.3%	($5,012)	-7.2%
Increase due to foreign exchange rate changes	327	1.0%	1,578	2.3%
Revenue decrease in constant dollars	($4,220)	-13.3%	($6,590)	-9.5%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We provide constant dollar revenue changes for total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying growth rate of revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

CONTACT:
The Timberland Company
Karen Blomquist, 603-773-1655
Senior Manager, Investor Relations